Exhibit 3.01(i)

DELAWARE

THE FIRST STATE

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SYSTEMATIC MOMENTUM FUTURESACCESS LLC”, CHANGING ITS NAME FROM “SYSTEMATIC MOMENTUM FUTURESACCESS LLC” TO “MAN FRM MANAGED FUTURES STRATEGIES LLC”, FILED IN THIS OFFICE ON THE FIRST DAY OF MAY, A.D. 2015, AT 5:22 O’CLOCK P.M.

[SEAL]

4314017   8100

150602833

You may verify this certificate online at corp.delaware.gov/authver.shtml

Jeffrey W. Bullock, Secretary of State
AUTHENTICATION; 2345281

DATE: 05-04-15

State of Delaware Secretary of State Division of Corporations Delivered 05:29 PM 05/01/2015 FILED 05:22 pm 05/01/2015 SRV 150602833 – 4314017 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

FIRST:    The name of the limited liability company is Systematic Momentum Futures Access LLC.

SECOND:   The Certificate of Formation of the limited liability company is hereby amended as follows:

First: The name of the limited liability company is Man FRM Managed Futures Strategies LLC.

Second: The address of its registered office in the State of Delaware is 200 Bellevue Parkway, Suite 210, County of New Castle, City of Wilmington, State of Delaware, 19809. The name of its registered agent at such address is Intertrust Corporate Services Delaware Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of the 1st day of May, 2015.

By:	/s/ Solomon Kuckelman
Name:	Solomon Kuckelman
Title:	Authorized Person